Annual Report

Cover Page

Name of issuer:

Arolucha, Inc.

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: DE

Date of organization: 10/6/2017

Physical address of issuer:

PO Box 680276
Franklin TN 37068

Website of issuer:

http://www.arolucha.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

4

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$30,154.00	$259,703.00
Cash & Cash Equivalents:	$1,169.00	$78,962.00
Accounts Receivable:	$0.00	$2,500.00
Short-term Debt:	$236,175.00	$100,690.00
Long-term Debt:	$0.00	$0.00
Revenues/Sales:	$77,557.00	$15,075.00
Cost of Goods Sold:	$258,355.00	$181,652.00
Taxes Paid:	$700.00	$0.00
Net Income:	($477,090.00)	($230,988.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

Arolucha, Inc.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Jason Brown	CEO of Arolucha, Inc.	Arolucha, Inc	2017

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Jason Brown	CEO	2017
Jason Brown	CEO	2017
Ronald Harris	Vice President of Talent Relations	2017
Donald Harris	Vice President of Production	2017
Bill Campbell	Chief Capital Officer	2017
Kathy Campbell	Chief Capital Officer	2017

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Jason Brown	1530000.0 Class A Voting Common	51.0

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

We are a relatively-new company; our auditor has issued a "going concern" opinion.

AroLucha was incorporated in October 2017. It is a relatively new company, with no history upon which an evaluation of its past performance and future prospects can be made. Our auditor has issued a "going concern" opinion on our financial statements, which means they are not sure that we will be able to succeed as a business without additional financing. As of December 31, 2018, the date of our last reviewed financial statements, we had not yet generated profits. The Company's ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results.

We depend on a small management team and creative team, and will need to hire more people to be successful. Our success also depends on being able to retain and continue to recruit key performers, if not the popularity of our brand of entertainment could decline, which could adversely affect our operating results.

Our success will greatly depend on the skills, connections and experiences of our founders, Jason Brown, Ronald Harris, Donald Harris, Bill Campbell and Kathy Campbell. We are also dependent on the creative talents of Oscar Guitierrez, aka Rey Mysterio, and Charles Ashenoff, aka Konnan and while they are both current shareholders neither of them are currently under a talent or working agreement. Should any of them discontinue working for or with AroLucha there is no assurance that AroLucha will be able to continue. We will also need to hire additional creative talent and individuals with a track record of success and with the skills necessary to ensure that we create and sell premium original content. There is no assurance that we will be able to identify, hire and retain the right people for the various key positions. Our success depends, in large part, upon our ability to recruit and retain key performers and writers in the Lucha Libre world, to portray characters in our live events and develop content. We cannot guarantee that we will be able to continue to identify, recruit and retain these performers. Additionally, performers and writers from time to time can stop working for us for any number of reasons, and we cannot guarantee that we will be able to retain our current performers either during the terms of their contracts or when their contracts expire. Our failure to attract and retain key performers, an increase in the costs required to attract and retain such performers, or a serious or untimely injury to, or the death of, or unexpected or premature loss or retirement or drop in popularity for any reason of, any of our key performers could lead to a decline in the appeal of our storylines and the popularity of our brand of entertainment. Scheduling conflicts for performers may also affect certain events. Any of the foregoing issues could adversely affect our operating results.

Our Founder, CEO and Sole Director controls the Company and will continue to do so after this offering. We currently have no independent directors.

Jason Brown, our Founder, Chief Executive Officer and Sole Director, is currently also our controlling shareholder. As the majority holder of Class A Common Stock, which gives him one vote per share, as opposed to no voting rights for holders of Class B Non-Voting Common Stock like you, he will continue to hold a majority of the voting power of all our equity stock at the conclusion of this offering, and therefore control the board. This could lead to unintentional subjectivity in matters of corporate governance, especially in matters of compensation and related party transactions. Jason's voting power through his ownership of our Class A common stock could discourage or preclude others from initiating potential mergers, takeovers or other change of control transactions. We also do not benefit from the advantages of having any independent directors, including bringing an outside perspective on strategy and control, adding new skills and knowledge that may not be available within AroLucha, having extra checks and balances to prevent fraud and produce reliable financial reports.

We are offering non-voting common stock. We can issue preferred stock without stockholder approval, which could materially adversely affect the rights of common stockholders.

We are offering Class B Non-Voting Common Stock, which means you will not have a say in the direction of the Company, including any material corporate decisions, such as mergers, acquisitions, dissolution or winding up of the company. Our Board may make a decision you disagree with and you will not have a vote. Our certificate of incorporation authorizes us to issue "blank check" preferred stock, the designation, number, voting powers, preferences and rights of which may be fixed or altered from time to time by the board of directors. Accordingly, the board of directors has the authority, without stockholder approval, to issue preferred stock with rights that could materially adversely affect the rights of the common stockholders. New equity investors or lenders could have greater rights to our financial resources (such as liens over our assets) compared to existing shareholders. Additional financings could also dilute your ownership stake, potentially drastically.

The offering price has been arbitrarily set by AroLucha.

AroLucha set the price of its Class B Non-Voting Common Stock. Valuations for companies at our early stage of development are purely speculative. We have not generated any significant revenue, nor do we have deals in place yet to do so. Our valuation has not been validated by any independent third party, and may fall precipitously. It is a question of whether you, the investor, are willing to pay this price for a percentage ownership of a start-up company. You should not invest if you disagree with this valuation.

There is no current market for AroLucha's shares.

There is no formal marketplace for the resale of our securities. Shares of our Class B Non-Voting Common Stock may be traded to the extent any demand and/or trading platform(s) exists. However, there is no guarantee there will be demand for the shares, or a trading platform that allows you to sell them. We do not have plans to apply for or otherwise seek trading or quotation of our Class B Non-Voting Common Stock on an over-the-counter market. It is also hard to predict if we will ever be acquired by a bigger company. Investors should assume that they may not be able to liquidate their investment or pledge their shares as collateral for some time.

The entertainment market in which we operate is intensely competitive, rapidly changing and increasingly fragmented, and we may not be able to compete effectively, especially against competitors with greater financial resources or marketplace presence, which could adversely affect our operating results.

We face competition for our audiences from professional and college sports, as well as from other forms of live events, as well as televised, streamed and filmed entertainment and other leisure activities, in a rapidly changing and increasingly fragmented marketplace. Many of the companies with whom we compete have substantially greater financial resources than we do, such as World Wrestling Entertainment and Live Nation Entertainment. Even among fans of lucha libre, we compete with televised, streamed and filmed entertainment from U.S. and Mexican companies. For the sale of our merchandise, we compete with entertainment companies, professional and college sports leagues and other makers of branded apparel and merchandise. Our competitors may engage in more extensive development efforts, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential performers. Our failure to compete effectively could result in a significant loss of ticket sales, venues and performers, any of which could adversely affect our operating results.

If we are unable to build and maintain our brand of entertainment, our operating results may be adversely affected. We are at the mercy of public perception.

Lucha libre has an intense core fan base, but it is not a widely known. The lack of awareness of our brand, among fans who have a large number of entertainment choices, may adversely affect our operating results. We must build and maintain a strong brand identity to attract and retain a broad fan base. The creation, marketing and distribution of live events and digital programming that our fans value and enjoy is at the core of our business and is critical to our ability to generate revenues. Also important are effective consumer communications, such as marketing, customer service and public relations. The role of social media by fans and by us is an increasingly important factor in our brand perception. If our efforts to create compelling services and goods and/or otherwise promote and maintain our brand, services and merchandise are not successful, our ability to attract and retain fans may be adversely affected. Such a result would likely lead to a decline in attendance at our live events and the sale of our merchandise, and in the future, impact our television and/or film viewership, which would adversely affect our operating results. Wrestling programming is created to evoke a passionate response from fans. This includes creating personas that generate strong reactions, whether positive or negative. These personas do not necessarily represent the personal opinions of the performers. We may be associated with performers and writers who are subject to changing public perceptions. The public perception of the persona depends on the social and political climate of the day, of which we have no control over, and personas that have previously been objects of derision may take on social significance that was never intended. Social media enables perceptions to spread quickly, whether accurate or not. This could impact our reputation and, depending on the severity, could adversely affect event ticket sales and our operating results.

We may not be able to protect all our intellectual property. We may be subject to claims against us for violation of third party intellectual property rights.

Our profitability may depend in part on our ability to effectively protect our intellectual property, including our trademark and logo, original entertainment content in our projects, and our ability to operate without inadvertently infringing on the proprietary rights of others. Theft of our original entertainment content prior to release could adversely affect our revenue. Policing and protecting our intellectual property against piracy and unauthorized use by third parties may become time-consuming and expensive. Any litigation for both protecting our intellectual property and defending our original content could have a material adverse effect on our business, operating results and financial condition, regardless of the outcome of such litigation. While we generally own the intellectual property in our content, we may be subject to third parties alleging that we have violated their intellectual property rights. If we are unable to obtain sufficient rights, successfully defend our use, develop non-infringing technology or otherwise alter our business practices in a timely manner in response to claims against us for infringement, misappropriation, misuse or other violation of third-party intellectual property rights, our business and competitive position may be adversely affected. As a result of this type of dispute, we could also be required to develop non-infringing technology, make royalty or damage payments, enter into licensing agreements, adjust our merchandising or marketing activities or take other actions to resolve the claims, any of which could be costly or unavailable on acceptable terms.

We could incur substantial liability in the event of accidents or injuries occurring during our physically demanding events.

We hold numerous live events each year. This schedule exposes our performers and our employees who are involved in the production of those events to the risk of travel and performance-related accidents, the consequences of which are not fully covered by insurance. The physical nature of our events exposes our performers to the risk of serious injury or death. Although our performers, as independent contractors, are responsible for maintaining their own health, disability and life insurance, we self-insure medical costs for our performers for injuries that they incur while performing. We also self-insure a substantial portion of any other liability that we could incur relating to such injuries. Liability to us resulting from any death or serious injury sustained by one of our performers while performing, to the extent not covered by our insurance, could adversely affect our business, financial condition and operating results.

Our live events entail other risks inherent in public live events, which could lead to disruptions of our business as well as liability to other parties, any of which could adversely affect our financial condition or results of operations.

We hold numerous live events each year. Certain risks are inherent in events of the type we perform as well as the travel to and from them. Risks of travel and large live events include air and land travel interruption or accidents, the spread of illness, injuries resulting from building problems, pyrotechnics or other equipment malfunction, local labor strikes and other force majeure type events. These issues, among others, could result in personal injuries or deaths, cancelled events and other disruptions to our business for which our business interruption insurance may be insufficient . Any of these occurrences also could result in liability to other parties for which we may not have insurance. Any of these risks could adversely affect our business, financial condition and/or results of operations.

Costs associated with, and our ability to obtain, adequate insurance could adversely affect our profitability and financial condition.

We currently secure insurance programs to address our various risks with terms, conditions and costs that are appropriate for our business. However, heightened concerns and challenges regarding property, casualty, liability, business interruption and other insurance coverage have resulted from terrorist and related security incidents along with varying weather-related conditions and incidents. As a result, we may experience increased difficulty obtaining high policy limits of coverage at a reasonable cost, including coverage for acts of terrorism, cyber attacks, weather-related damage and other perils associated with our operations.

Part-time Officers
Bill and Kathy Campbell our Chief Capital Officers are both part-time officers, this may result in diminished time being committed to Arolucha and potentially impact company performance.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Class B Non Voting Common Stock	10,000,000	152,330	No
Preferred Stock	5,000,000	0	No
Class A Voting Common Stock	5,000,000	3,000,000	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	

24. Describe the material terms of any indebtedness of the issuer:

None

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
10/2017	Section 4(a)(2)	Common stock	$76,674	General operations
10/2017	Section 4(a)(2)	Common stock	$18,876	General operations
10/2017	Section 4(a)(2)	Common stock	$76,674	General operations
10/2017	Section 4(a)(2)	Common stock	$18,876	General operations
10/2017	Section 4(a)(2)	Common stock	$198,900	General operations
7/2018	Regulation Crowdfunding	Priced Round	$129,216	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

Name	Jason Brown
Amount Invested	$198,900.00
Transaction type	Priced round
Issue date	10/31/17
Relationship	CEO

Jason was issued 1,530,000 Class A Voting Common Stock

Name	Kathy Campbell
Amount Invested	$18,876.00
Transaction type	Priced round
Issue date	10/31/17
Relationship	Chief Capital Officer

145,200 Class A Common Voting Shares were given in this round

Name	Bill Campbell
Amount Invested	$18,876.00
Transaction type	Priced round
Issue date	10/31/17
Relationship	Chief Capital Officer

145,200 Class A Voting Common Stock

Name	Donald Harris
Amount Invested	$76,674.00
Transaction type	Priced round
Issue date	10/31/17
Relationship	Vice President of Production

589,800 Class A Voting Common Stock

Name	Ronald Harris
Amount Invested	$76,674.00
Transaction type	Priced round
Issue date	10/31/17
Relationship	Vice President of Talent Relations

589,800 Class A Voting Common Stock

Name	Aroluxe Media, LLC
Amount Invested	$0.00
Transaction type	Other
Issue date	01/01/18
Relationship	Common Ownership

Jason Brown, through Aroluxe Parent Co, LLC, has common ownership in Arolucha, Inc. and Aroluxe Media, LLC. During 2018, Aroluxe Media, LLC was engaged to provide marketing services to Arolucha, Inc. for a fee "below market rate." Total spend in 2018 was $5,683.

Name	Aroluxe Media, LLC
Amount Invested	$0.00
Transaction type	Other
Issue date	01/01/18
Relationship	Common Ownership

Jason Brown, through Aroluxe Parent Co, LLC, has common ownership in ALW Events, LLC (through its parent company Arolucha, Inc) and Aroluxe Media, LLC. On 1/1/2018, ALW Events, LLC, a subsidiary of Arolucha, Inc, and Aroluxe Media, LLC entered into a Master Equipment Rental Agreement whereby Aroluxe Media, LLC provides LED Walls, Staging, and Special Effects Equipment to ALW Events, LLC for a fee "below market rate." Total spend in 2018 was $27,208.

Name	Arolucha Parent Company
Amount Invested	$110,100.00
Transaction type	Loan
Issue date	02/27/18
Outstanding principal plus interest	$99,940.00 as of 04/09/19
Interest rate	5.0% per annum
Maturity date	12/31/19
Outstanding	Yes
Current with payments	Yes
Relationship	Common Ownership

Arolucha, Inc. entered into a loan agreement with Aroluxe Parent Company on February 27, 2018. The note and all interest are due on December 31, 2019.

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Aro Lucha produces television, digital, and live event Lucha Libre content. Rey Mysterio and Konnan own shares of our company and are two of the most iconic names in the industry. What they bring to the table is unmatched in my opinion. We're offering the 57 Million Hispanic and Latino people in the United States a Lucha Libre product that they can call "their own" for the first time in history.

The WWE just posted $801 Million in Revenue in 2017 according to their reporting. Based on that, and our research on the growing power of the Hispanic and Latino community within the United States, our goal is to grow into the #1 Lucha Libre Sports & Entertainment Company in the United States.

Given the Company's limited operating history, the Company cannot reliably estimate how much revenue it will receive in the future, if any.

Milestones

Arolucha, Inc. was incorporated in the State of Delaware in October 2017.

Since then, we have:

- Season 1 of our TV show has been announced for filming later this year.
- The filming of our Pilot Episode on December 10th, 2017 sold out and we had to turn people away at the door.
- Wrestling legends Rey Mysterio & Konnan are partners and shareholders.
- Founders Ron and Don Harris are ex-WWE performers who have been in the wrestling business for over 25 years each.
- Head Writer Carlos "Konnan" Ashenoff has 30 years of professional wrestling experience and holds fifteen title belts in nine promotions.
- Rey Mysterio is widely considered one of the best wrestlers of all time and has signed on for Season 1 of TV for Aro Lucha, which we're currently shopping to television networks.
- Two live Aro Lucha shows in January garnered 97,000 impressions and 2,409 engagements on Facebook.

Historical Results of Operations

Our company was organized in October 2017 and has limited operations upon which prospective investors may base an evaluation of its performance.

- *Revenues & Gross Margin.* For the period ended December 31, 2018, the Company had revenues of $77,557 compared to the year ended December 31, 2017, when the Company had revenues of $15,075. Our gross margin was -233.12% in fiscal year 2018, compared to -1104.99% in 2017.
- *Assets.* As of December 31, 2018, the Company had total assets of $30,154, including $1,169 in cash. As of December 31, 2017, the Company had $259,703 in total assets, including $78,962 in cash.
- *Net Loss.* The Company has had net losses of $477,090 and net losses of $230,988 for the fiscal years ended December 31, 2018 and December 31, 2017, respectively.

- *Liabilities.* The Company's liabilities totaled $236,175 for the fiscal year ended December 31, 2018 and $100,690 for the fiscal year ended December 31, 2017.

Related Party Transaction

Refer to Question 26 of this Form C for disclosure of all related party transactions.

Liquidity & Capital Resources

To-date, the company has been financed with $390,000 in equity.

After the conclusion of this Offering, should we hit our minimum funding target, our projected runway is 12 months before we need to raise further capital.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. We plan to raise capital in 2 months. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

Arolucha, Inc. cash in hand is $20,763, as of April 2019. Over the last three months, revenues have averaged $0/month, cost of goods sold has averaged $0/month, and operational expenses have averaged $7,600/month, for an average burn rate of $7,600 per month. Our intent is to be profitable in 12 months.

We commenced operations, filmed a pilot for tv production in December of 2017, ran 4 test house show events in Q1 of 2018 to test the product, designed the initial branding and merchandise slate, and are moving forward with developing Season 1 of TV for Aro Lucha, as well as proceeding with initial rounds of fund raising.

As we are early in operations, we expect our expenses to decrease since much of our initial start up costs and pilot costs were front loaded into our operations. We also expect our revenues will increase over the next 3 to 6 months due to the fact that we now have product to sell to sell and license around, and we have opportunities for corporate sponsorships and other revenue streams.

In 2018, we completed our first successful Regulation CF round and we anticipate opening our 2nd Regulation CF round in 3rd Quarter of 2019.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

https://www.arolucha.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

- Financials 1
- Financials 2

Appendix D: Director & Officer Work History

- Bill Campbell
- Donald Harris
- Jason Brown
- Kathy Campbell
- Ronald Harris

Appendix E: Supporting Documents

- Amended_and_Restated_Certificate_of_Incorporation_of_Arolucha__Inc..pdf



Bill Campbell

CEO & President BPN / Co-Founder CLMG / Co-Founder Arolucha

Business Partners Network LLC / Christian Life Management LLC / Arolucha • Florida ...

Greater Nashville Area, TN • 439

InMail | View in Recruiter | ···

For over 25 years our passion has been working with businesses and business owners—assisting them to grow and maximize their return from their business. Business Partners Network, along with our Network of professional business service providers, invest our time, capital, and resources in the businesses with whom we partner—to bridge the gap and take their business to the next level.

In addition to providing a customized cash flow solution through the funding of Accounts Receivable BPN serves our clients in the areas of:
banking, IT support, payroll, accounting services, staffing and personnel support, book keeping services, branding, marketing, and SEO, CPA and tax services, Customer Relationship Management, maximizing company valuation, and exit strategy planning and implementation.

Specialties: The primary financial services we provide for our Business Partners is a customized cash flow solution provided through funding and processing their accounts receivable for growth and exit strategy definition and execution.
,

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Experience

CEO & President BPN / Co-Founder CLMG / Co-Founder Arolucha
Business Partners Network LLC / Christian Life Management LLC / Arolucha
Nov 2002 – Present • 15 yrs 5 mos
Greater Nashville Area, TN

CEO & President
Business Partners Network LLC
Sep 2002 – Present • 15 yrs 7 mos

Chief Capital Officer
Arolucha
Oct 2017 – Present • 6 mos
Nashville

Co-Founder of the first Fan Owned Lucha Libre Sports Entertainment Company

Co Founder
Christian Life Management Group / A Life Well Lived
Jul 2007 – Present • 10 yrs 9 mos

Business Development/Investor
Encore Interactive
2000 – 2001 • 1 yr

Vice President / Regional Manager / National Accounts Manager
Private Business, Inc (now Goldleaf Financial Services)
1991 – 1999 • 8 yrs

Owner
Audio Systems Inc
Jan 1986 – Aug 1988 • 2 yrs 8 mos

Dealer/President
Metropolitan Lincoln Mercury
Apr 1981 – Jul 1985 • 4 yrs 4 mos

Associate
Phoenix
1981 – 1985 • 4 yrs

Focused on workouts and turnarounds, strategic consulting, mergers and acquisitions

President
Budget Rent a Car of Nashville
Apr 1981 – May 1983 • 2 yrs 2 mos

Department Manager
Lincoln Mercury Division of Ford Motor Company
1976 – 1981 • 5 yrs

Hired by the Lincoln Mercury Division of Ford Motor Company after graduate school. Worked directly with franchised dealers and managed several District level departments including, distribution, and market representation. Responsibilities included processing dealer appointment packages with the legal staff in Detroit to Ford's policies and procedures requirements in areas like; experience, integrity, operating capital, staffing, inventory, facilities, training, and signage.

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Education

Florida State University
MBA, BS College of Business
1975 – 1976

Florida State University
Master of Business Administration (M.B.A.), Business Administration and Management, General
1975 – 1976

Florida State University - College of Business
BS, Business
1973 – 1975
Activities and Societies: Pi Kappa Alpha, track team walk on

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Skills & Endorsements

Small Business · 44
Endorsed by **Joseph Graves, who is highly skilled at this**

Marketing · 24
Endorsed by **Steven Wyer and 1 other who is highly skilled at this**

Training · 23
Jim Patterson and 22 connections have given endorsements for this skill

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Recommendations

Received (3) | Given (0)

Jody Tripp
J Tripp Landscaping Company
February 18, 2008, Jody was a client of Bill's

Bill is the man!

Craig A. Stevens, LSS-MBB, PMP, S(PO/M/D/F)C, ACS
Sr. Project Manager - PMO at Ardent and President of Westbrook Stevens, LLC, Artist, Author, and Speaker
October 1, 2007, Craig A. worked with Bill in different groups

Bill is an honorable man, I value his advice, and have witnessed him perform. You will like doing business with him.

Craig Stevens

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Interests

On Startups - The Community For...
925,266 members

Christ Church Nashville
76 followers

Experience Global
345 followers

Florida State University
255,549 followers

Social Media Marketing
2,121,577 members

Florida State University
228,923 followers

See all


ARO

Don Harris

VP Production at AroLucha Inc.

AroLucha Inc.

Franklin, Tennessee • 266

InMail | View in Recruiter | ...

Experience

VP Production
AroLucha Inc.
Oct 2017 – Present • 6 mos
Franklin, TN

Co-Owner
Lime Monkey Entertainment
Jan 2013 – Sep 2017 • 4 yrs 9 mos

Skills & Endorsements

Entertainment · 24
Endorsed by **Bill Bean and 1 other who is highly skilled at this**

Music · 19
Shawn Tucker and 18 connections have given endorsements for this skill

Music Industry · 16
Shawn Tucker and 15 connections have given endorsements for this skill

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Interests

Flagler College
13,082 followers

Flagler College
14,512 followers

O-Seven Artist Management
32 followers

GHill

G. Hill Creative
53 followers


ARO
LUCHA

Jason Brown

CEO of Arolucha, Inc., a Sports Entertainment Company in Lucha Libre Professional Wrestling

Arolucha, Inc • Los Angeles Film School

Franklin, Tennessee • 457

InMail | View in Recruiter | ···

Experience

CEO of Arolucha, Inc
Arolucha, Inc
Oct 2017 – Present • 6 mos
Greater Nashville Area, TN

Arolucha, Inc is a Sports Entertainment and Production Company in the space of Lucha Libre Professional Wrestling.

Media (3) ‹ Previous Next ›

AroLucha Symbol

AroLucha Logo

President
Aroluxe Media LLC
May 2014 – Present • 3 yrs 11 mos
Greater Nashville Area, TN

Education

Los Angeles Film School
Film

University of North Alabama
Business

University of Alabama
Business Administration and Management, General

Skills & Endorsements

Social Media Marketing · 16
Jessie Godderz and 15 connections have given endorsements for this skill

Advertising · 13
Endorsed by **Larry Johannes, who is highly skilled at this**

Marketing Strategy · 12
Endorsed by **Joshua D. Camp, who is highly skilled at this**

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Interests

Los Angeles Film School
9,008 followers

The University of Alabama
151,577 followers

Nashville Entrepreneur Center
4,273 followers

NBCUniversal Media, LLC
399,871 followers

Preferred Content
1,191 followers

Film & TV Tech Professionals
473,635 members

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Kathy Campbell

Co-Owner at Business Partners Network, LLC

Aro Lucha

Brentwood, Tennessee • 11

Connect | View in Recruiter | ...

Experience

Co-Founder
Aro Lucha
Oct 2017 – Present • 6 mos
Nashville, TN

https://www.facebook.com/AroLucha/

Co-Owner
Business Partners Network, LLC
Sep 2002 – Present • 15 yrs 7 mos
Brentwood, TN

Business Development Manager
Private Business
Jan 1994 – Dec 1999 • 6 yrs
Brentwood, TN

Consultant
Independent Consultant
Jan 1990 – Nov 1993 • 3 yrs 11 mos
Nashville, TN

President & Owner
D.A.D. Financial, Inc./FKB GROUP
Jan 1981 – Jun 1988 • 7 yrs 6 mos
Nashville, TN

Production Manager
Dealer Advertising Development, Inc
Jul 1977 – Dec 1980 • 3 yrs 6 mos
Nashville, TN

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Ron Harris

VP Talent Relations at AroLucha, Inc.

AroLucha, Inc. • Rollins College

Franklin, Tennessee • 53

Connect | View in Recruiter | ···

Experience

VP Talent Relations
AroLucha, Inc.
Oct 2017 – Present • 6 mos
Franklin, TN

VP of Talent Relations
AroLucha Inc.
Oct 2017 – Present • 6 mos

Operations Manager
Lime Monkey Entertainment
Mar 2013 – Present • 5 yrs 1 mo

VP of Operations / Business Development
O-Seven Artist Management
May 2004 – Feb 2013 • 8 yrs 10 mos

Education

Rollins College
Bachelor's degree, Business Administration and Management, General
1979 – 1984
Activities and Societies: Basketball

Recommendations

Received (0) | Given (1)



Karen Johnson
Director of Human Resources
November 7, 2014, Ron reported directly to Karen

I have worked with Karen for the past few months and she is one of the most professional individuals that I have ever been employed with. She takes great care in every task presented to her. I had the opportunity for Karen to train me and she made sure that I understood every aspect of my job before moving out on my own. I don't see how anyone could be more qualified than Karen Johnson for the HR position. She has the drive, experience and education to succeed at this position, plus she is already Delek/Mapco employee.

Interests

Rollins College
26,407 followers

Rollins College
29,463 followers